Exhibit 3.1

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

NEVADA GOLD & CASINOS, INC.

The undersigned, being the President of Nevada Gold & Casinos, Inc., a Nevada corporation (the “Corporation”), does hereby certify that the shareholders of the Corporation approved an Agreement and Plan of Merger among the Corporation, Maverick Casinos, LLC and Maverick Casinos Merger Sub, Inc., executed by the parties as of September 18, 2018 (“Plan of Merger”) and that as a part of such Plan of Merger, the pre-merger Articles of Incorporation of the Corporation were amended and restated as set forth in this Certificate. Below are the Amended and Restated Articles of Nevada Gold & Casinos, Inc. as amended and restated as of this date:

Article One. The name of the Corporation is Nevada Gold & Casinos, Inc.

Article Two. The address of the Corporation’s resident agent is: 3993 Howard Hughes Parkway, Suite 600, Las Vegas, Nevada 89169. The agent for service of process at that address is L and R Service Company of Nevada, LLC - Las Vegas.

Article Three. The purposes for which the Corporation is organized are to engage in any activity or business not in conflict with the laws of the State of Nevada or of the United States of America.

Article Four. The Corporation shall have authority to issue an aggregate of Two Thousand (2,000) shares of common stock having a par value of ten cents ($0.10) per share.

The Corporation’s capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that such consideration so fixed is not less than par value. Upon the determination of the Board of Directors, the shares of stock owned by any shareholder may be redeemed by the Company if the ownership of stock of the Company by such shareholder prevents the issuance of renewal of any gaming license which the Company or any of its subsidiaries or affiliates may have.

Article Five. The affairs of the Corporation shall be governed by a Board of Directors of not less than one (1) director. Directors of the Corporation need not be residents of the State of Nevada and need not own shares of the Corporation’s stock.

Article Six. The period of existence of the Corporation shall be perpetual.

Article Seven. The initial By-Laws of the Corporation shall be adopted by its Board of Directors. The power to alter, amend, or repeal the By-Laws, or to adopt new By-Laws, shall be vested in the Board of Directors, except as otherwise may be specifically provided by the By-Laws.

These Second Amended and Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments to the original Articles of Incorporation.

Dated: June 14, 2019

NEVADA GOLD & CASINOS, INC.

By:	/s/ Eric Persson
President